Exhibit (d)(a)(9)
Schedule A
to
Advisory Agreement, dated January 1, 2005 (effective May 1, 2011)

ANNUAL INVESTMENT ADVISORY
FEE
(as a percentage of average daily net
PORTFOLIO	assets)
Portfolio Optimization Conservative	0.10%
Portfolio Optimization Moderate-Conservative Portfolio Optimization Moderate Portfolio Optimization Growth Portfolio Optimization Aggressive-Growth
International Value	0.65% of first $4 billion
Mid-Cap Equity	0.63% on excess
Mid-Cap Value	0.70% of first $1 billion
0.65% of next $1 billion
0.60% on excess
International Small-Cap	0.85% of first $1 billion
0.82% of next $1 billion
0.79% of next $2 billion
0.77% of excess
Dividend Growth	0.70% of first $100 million
0.66% on next $900 million
0.63% on next $3 billion
0.61% on excess
Main Street® Core	0.45% of first $4 billion
0.43% on excess
American Funds® Asset Allocation	0.75% of first $1 billion
American Funds® Growth-Income	0.72% of next $1 billion
American Funds® Growth	0.69% of next $2 billion
Floating Rate Loan	0.67% of excess
Small-Cap Value Small-Cap Equity
Technology	0.90% of first $1 billion
Health Sciences	0.87% of next $1 billion
0.84% of next $2 billion
0.82% of excess
Short Duration Bond	0.40% of first $4 billion
Diversified Bond	0.38% on excess
Managed Bond Inflation Managed High Yield Bond
Growth LT	0.55% of first $4 billion
0.53% on excess
Focused 30	0.75% of first $100 million
Large-Cap Growth	0.71% on next $900 million
Comstock	0.68% on next $3 billion
0.66% on excess
Small-Cap Growth	0.60% of first $4 billion
0.58% on excess
International Large-Cap	0.85% of first $100 million
0.77% on next $900 million
0.75% on next $3 billion
0.73% on excess
Equity Index	0.05% of first $4 billion
0.03% on excess
Small-Cap Index	0.30% of first $4 billion
0.28% on excess
Emerging Markets	0.80% of first $4 billion
0.78% on excess

ANNUAL INVESTMENT ADVISORY
FEE
(as a percentage of average daily net
PORTFOLIO	assets)
Inflation Protected	0.425% of first $100 million
0.325% on next $100 million
0.350% on next $800 million
0.340% on next $1 billion
0.330% on amounts over $2 billion
Cash Management	0.20% of first $250 million
0.15% of next $250 million
0.10% of next $3.5 billion
0.08% on excess
Large-Cap Value	0.65% of first $100 million
0.61% on next $900 million
0.58% on next $3 billion
0.56% on excess
Mid-Cap Growth	0.70% of first $4 billion
0.68% on excess
Real Estate	0.90% of first $100 million
0.82% on next $900 million
0.80% on next $3 billion
0.78% on excess
Long/Short Large-Cap	1.00% on the first $100 million
0.98% on excess
PACIFIC DYNAMIX PORTFOLIOS AND UNDERLYING PORTFOLIOS

ANNUAL INVESTMENT ADVISORY
FEE
(as a percentage of average daily net
PORTFOLIO	assets)
Pacific Dynamix — Conservative Growth	0.20%
Pacific Dynamix — Moderate Growth Pacific Dynamix — Growth
PD Large-Cap Value Index	0.14% of first $300 million
PD Large-Cap Growth Index	0.12% on excess
PD Small-Cap Value Index PD Small-Cap Growth Index
PD Aggregate Bond Index	0.16% of first $50 million
0.15% on next $50 million
0.14% on excess
PD High Yield Bond Index	0.35% of first $50 million
0.22% on next $50 million
0.14% on excess
PD International Large-Cap	0.25% of first $100 million
0.20% on excess
PD Emerging Markets	0.60% of first $50 million
0.35% on excess
EFFECTIVE: MAY 1, 2011

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below on the date written above.
Pacific Life Fund Advisors LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee

Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: VP, Fund Advisor Operations	Title: VP & Assistant Secretary

Pacific Select Fund

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee

Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Vice President	Title: AVP & Assistant Secretary